Exhibit 99.1

CONTACTS:	Dennis Oates	Douglas McSorley	June Filingeri
	Chairman,	VP Finance, CFO	President
	President and CEO	and Treasurer	Comm-Partners LLC
	(412) 257-7609	(412) 257-7606	(203) 972-0186

FOR IMMEDIATE RELEASE

UNIVERSAL STAINLESS & ALLOY PRODUCTS REACHES EARLY LABOR AGREEMENT

WITH TITUSVILLE UNION EMPLOYEES

BRIDGEVILLE, PA, August 2, 2010 – Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP) announced today that it has reached a new five-year collective bargaining agreement effective October 1, 2010, with the Titusville hourly employees represented by Local 7312-03 of the United Steelworkers (USW). The current contract with the hourly employees at the Company’s facility in Titusville, PA is scheduled to expire September 30, 2010.

President and CEO Dennis Oates commented: “We believe the new contract is beneficial to our employees and is in the best interests of our customers and shareholders. The early agreement allows us to concentrate on growing the business. The new contract contains wage and benefit increases while maintaining the flexible work rule terms and profit sharing incentives contained in the prior agreement.”

About Universal Stainless & Alloy Products, Inc.

Universal Stainless & Alloy Products, Inc., headquartered in Bridgeville, Pa., manufactures and markets semi-finished and finished specialty steels, including stainless steel, tool steel and certain other alloyed steels, in a wide variety of grades, widths and gauges to customer specifications. The Company’s products are sold to rerollers, forgers, service centers, original equipment manufacturers and wire redrawers for use in a variety of industries, including aerospace, power generation, petrochemical and heavy equipment manufacturing. Our specialty bar facilities have one of the broadest and diverse size range and product capabilities in the industry. Established in 1994, our experience, technical expertise, and dedicated workforce stand committed to providing the best quality, delivery, and service possible. More information is available at www.univstainless.com.

Forward-Looking Information Safe Harbor

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, risks associated with the receipt, pricing and timing of future customer orders, risks associated with significant fluctuations that may occur in raw material and energy prices, risks associated with the manufacturing process, labor and production yields, risks related to property, plant and equipment, and risks related to the ultimate outcome of the Company’s current and future litigation and regulatory matters. The Company’s actual results in future periods also may be impacted by various economic and market risk and uncertainties, many of which are beyond the Company’s control. Certain of these risks and other risks are described in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

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